Exhibit 2.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following is a description of our outstanding securities registered under Section 12 of the Exchange Act as required pursuant to the relevant Items under Form 20-F. As of December 31, 2022 Patria Investments Limited (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares, par value US$0.0001 per share	PAX	The Nasdaq Global Select Market
Patria Investments Limited was incorporated in Bermuda on July 6, 2007 as a limited liability exempted company and changed the jurisdiction of its incorporation to the Cayman Islands on October 12, 2020, registering by way of continuation as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act.
Our affairs are governed principally by: (1) our Memorandum and Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
CLASS A COMMON SHARES
Item 9. General
9.A.3 Preemptive Rights
See “—Item 10.B Memorandum and Articles of Association—Preemptive or Similar Rights” below.
9.A.5 Type and Class of Securities
Since our initial public offering, Patria has a total issued share capital of US$14,720, divided into 147,192,930 common shares. Those common shares are divided into 54,247,500 Class A common shares and 92,945,430 Class B common shares. All of our outstanding share capital is fully paid. Our Class A common shares are in book-entry form, registered in the name of each shareholder or its nominee.
Our total authorized share capital is US$100,000, divided into 1,000,000,000 shares par value US$0.0001 each, of which (1) 500,000,000 shares are designated as Class A common shares, (2) 250,000,000 shares are designated as Class B common shares, and (3) 250,000,000 authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.
Our Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership and voting interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described in our Memorandum and Articles of Association. See ”—Anti-Takeover Provisions in our Articles of Association—Two Classes of Common Shares.”
Item 9.A.6. Limitations or Qualifications
Not applicable.
Item 9.A.7. Other Rights
Not applicable.

Item 10.B Memorandum and Articles of Association
The following information describes our Class A common shares and provisions set forth by our Memorandum and Articles of Association, the Companies Act, and the common law of the Cayman Islands. This description is only a summary. You should read and refer to our Memorandum and Articles of Association included as Exhibit 1.1 of our annual report on Form 20-F.
Description of Our Memorandum and Articles of Association
History of Share Capital
On January 21, 2021, the registration statement on Form F-1 (File No 333-251823) relating to our initial public offering of our Class A common shares was declared effective by the SEC. On January 26, 2021, we closed our initial public offering, pursuant to which we issued and sold 19,147,500 Class A common shares and certain selling shareholders sold an additional 15,466,147 Class A common shares for an aggregate amount of 34,613,647 Class A common shares for an aggregate price of US$588,431,999. We did not receive any proceeds from the sale of Class A common shares by the selling shareholders. Our Class A common shares began trading on the Nasdaq Global Select Market on January 22, 2021, under the symbol “PAX.”
On December 1, 2021, we completed our previously announced combination with Moneda Asset Management SpA, or “Moneda,” a leading asset manager headquartered in Chile. As a result, we issued 11,045,430 Class B common shares to entities controlled by certain Moneda partners. In addition, upon the satisfaction of the conditions precedent, we will be required to pay an aggregate amount of US$71.1 million, either in cash or as Class A common shares. For information on the Moneda acquisition, see “Item 4. Information On The Company—A. History and Development of the Company—Our History—Combination with Moneda Asset Management” of our annual report on Form 20-F.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) or Regulation S because the issuance of securities to the recipients did not involve a public offering or an offering to U.S. persons, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
As of December 31, 2022, Patria had no shares in treasury.
General
Our shareholders adopted the Articles of Association included as Exhibit 3.1 to the Amendment No. 2 to our registration statement on Form F-1 (File no. 333-251823), filed with the SEC on January 14, 2021. The following summary is subject to and qualified in its entirety by Patria Investments Limited’s memorandum and articles of association. This is not a summary of all the significant provisions of our Articles of Association, of the Companies Act or of the common law of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2022.
Corporate Purposes
Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (as amended) of the Cayman Islands, or the “Companies Act,” generally.

Issuance of Shares
Except as expressly provided in Patria’s Articles of Association, Patria’s board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the Company’s capital without the approval of our shareholders (whether forming part of the original or any increase in issued share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether relating to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, Patria shall not issue bearer shares.
Patria’s Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration; or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in Patria (following an offer by Patria to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Patria pursuant to Patria’s Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares means that holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “—Preemptive or Similar Rights.”
Patria’s Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the then-outstanding Class A common shares.
Fiscal Year
Patria’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.
Voting Rights
The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see “—Preemptive or Similar Rights” and “—Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.
Patria’s Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:
(1)class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;
(2)the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and
(3)the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.
As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.
Preemptive or Similar Rights
The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.
The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares in furtherance of our initial public, if Patria issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Patria. This right to maintain a proportional ownership interest may be waived by a majority of the holders of Class B common shares.
Conversion
The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then-outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, transfers to and between trusts solely for the benefit of the shareholder or its affiliates, and partnerships, corporations and other entities exclusively owned by the shareholder or its affiliates. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding.
No class of Patria’s common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.
Equal Status
Except as expressly provided in Patria’s Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not Patria is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third party pursuant to an agreement to which Patria is a party, or (2) any tender or exchange offer by Patria to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.
Record Dates
For the purpose of determining shareholders entitled to notice of, or to vote at, any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, Patria’s board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders
As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of Patria at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Patria in respect of the shares that such shareholder holds must have been paid.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting, every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.
As a Cayman Islands exempted company, Patria is not obliged by the Companies Act to call annual general meetings; however, the Articles of Association provide that in each year the Company will hold an annual general meeting of shareholders, at a time determined by the board of directors. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.
Also, Patria may, but is not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.
The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. Patria’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
Patria will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.
Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be shareholders or members of the Company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.
A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.
A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Articles of Association.
Pursuant to Patria’s Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.
Liquidation Rights
If Patria is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between Patria and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between Patria and any person or persons (including without limitation any bilateral or any multilateral set-off or netting arrangements between the Company and any person or persons), and subject to any agreement between Patria and any person or persons to waive or limit the same, shall apply Patria’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in Patria.
Changes to Capital
Pursuant to the Articles of Association, Patria may from time to time by ordinary resolution:
•increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
•convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;
•subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
•cancel any shares which, at the date of the passing of the resolution, have not been issued or agreed to be issued to any person and diminish the amount of its share capital by the amount of the shares so canceled.
Patria’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.
In addition, subject to the provisions of the Companies Act and our Articles of Association, Patria may:
•issue shares on terms that they are to be redeemed or are liable to be redeemed;
•purchase its own shares (including any redeemable shares); and
•make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.
Transfer of Shares
Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of Patria may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by Patria’s board of directors.
Our A common shares are traded on the Nasdaq in book-entry form and may be transferred in accordance with Patria’s Articles of Association and Nasdaq’s rules and regulations.
However, Patria’s board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:
•a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to Patria in respect thereof;
•the instrument of transfer is lodged with Patria, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•the instrument of transfer is in respect of only one class of shares;
•the instrument of transfer is properly stamped, if required;
•the common shares transferred are free of any lien in favor of Patria; and
•in the case of a transfer to joint holders, the transfer is not to more than four joint holders.
If the directors refuse to register a transfer, they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.
Share Repurchase
The Companies Act and the Articles of Association permit Patria to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of Patria, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq, or by any recognized stock exchange on which our securities are listed.
Dividends and Capitalization of Profits
Our intention is to pay to holders of Class A common shares dividends representing approximately 85% of our Distributable Earnings, subject to adjustment by amounts determined by our board of directors to be necessary or appropriate. The dividend amount could also be adjusted upwards or downwards. For more information on Distributable Earnings, see “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Non-GAAP Financial Measures and Reconciliations—Distributable Earnings (DE).” For more information on our dividend policy, see “Item 8. Financial Information—A. Consolidated Statements and Other financial Information.”
Subject to the Companies Act, Patria’s shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders, but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to Patria. Except as otherwise provided by the rights attached to shares and the Articles of Association of Patria, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (2) where we have shares in issue which are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.
The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of Patria’s common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holder of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.
Appointment, Disqualification and Removal of Directors
Patria is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while Patria’s shares are admitted to trading on

Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.
The Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal.
On October 1, 2010, we entered into a shareholders’ agreement, or the “Shareholders’ Agreement,” with Patria Holdings Limited and Blackstone PAT Holdings IV, L.L.C. The Shareholders’ Agreement contains certain customary provisions, including the rights of Patria Holdings Limited and Blackstone PAT Holdings IV, L.L.C. to designate a certain number of the members of our board of directors. The Shareholders’ Agreement (including the board designation rights and Patria’s rights with respect to use of the Blackstone name) was terminated in connection with our initial public offering, except for certain provisions that survive in accordance with the terms of the Shareholders’ Agreement, including drag-along and tag-along rights.
Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.
Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.
Grounds for Removing a Director
A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than 10 calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his or her office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.
Proceedings of the Board of Directors
The Articles of Association provide that Patria’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.
Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.
Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of Nasdaq, the board of directors may from time to time at its discretion exercise all powers of Patria, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the Company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.
Inspection of Books and Records
Holders of Patria shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent Patria’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the Company’s website or filing such annual reports as we are required to file with the SEC.
Register of Shareholders
Our Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, which is recorded in the shareholders’ register as the holder of our Class A common shares.
Under Cayman Islands law, Patria must keep a register of shareholders that includes:
•the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
•whether voting rights attach to the shares in issue;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.
Under Cayman Islands law, the register of shareholders of Patria is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. After the completion of our initial public offering, the register of shareholders was immediately updated to record and give effect to the issuance of new Class A common shares in such offering. Once the register of shareholders was updated, the shareholders recorded in the register of shareholders were deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Patria, the person or member aggrieved (or any shareholder of Patria, or Patria itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Exempted Company
Patria is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•an exempted company does not have to file information related to its shareholders with the Registrar of Companies;
•an exempted company’s register of shareholders is not open to inspection;
•an exempted company does not have to hold an annual general meeting;
•an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•an exempted company may register as a limited duration company; and
•an exempted company may register as a segregated portfolio company.
“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Anti-Takeover Provisions in our Articles of Association
Some provisions of the Articles of Association may discourage, delay or prevent a change in control of Patria or management that shareholders may consider favorable. In particular, the capital structure of Patria concentrates ownership of voting rights in the hands of Patria Holdings. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Patria to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of Patria. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Two Classes of Common Shares
The Class B common shares of Patria are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since Patria Holdings beneficially owns all the Class B common shares, Patria Holdings has the ability to elect a majority of the members of our board of directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.
So long as Patria Holdings has the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Patria, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that Patria has two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Patria.
Preferred Shares
Patria’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.
Despite the anti-takeover provisions described above, under Cayman Islands law, Patria’s board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in the best interests of Patria.
Protection of Non-Controlling Shareholders
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of the shares of Patria in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.
Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding-up order, if the court is of the opinion that this winding-up is just and equitable.
Notwithstanding the U.S. securities laws and regulations that are applicable to Patria, general corporate claims against Patria by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by Patria’s Articles of Association.
The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against Patria, or derivative actions in Patria’s name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Patria; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.